UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported August 14, 2009): August 20, 2009

THE COLONIAL BANCGROUP, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-13508	63-0661573
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Colonial Bank Blvd.

Montgomery, Alabama 36117

(Address of principal executive offices)

(334) 676-5000

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03.	Bankruptcy or Receivership.

On August 14, 2009, Colonial Bank (the Bank), the principal operating subsidiary of The Colonial BancGroup, Inc. (the Company or BancGroup), was closed by the Alabama State Banking Department, and the Federal Deposit Insurance Corporation (FDIC) was appointed as receiver of the Bank.

As indicated in the FDIC press release dated August 14, 2009, subsequent to the closure, Branch Banking & Trust Company, Winston-Salem, North Carolina (Branch Bank), assumed all of the deposits of the Bank, and purchased approximately $22 billion of the Bank’s assets in a transaction facilitated by the FDIC.

Beginning on August 15, 2009, the 346 branch offices of the Bank reopened as branches of Branch Bank. Customers who have questions about the foregoing matters, or who would like information about the closure of the Bank, may visit the FDIC’s web site at http://www.fdic.gov/bank/individual/failed/colonial-al.html or call the FDIC toll-free at 1.800.405.8739.

The Company’s principal asset is the capital stock that it owns in the Bank, and, as a result of the closure of the Bank, the Company has minimal remaining tangible assets. As the owner of all of the capital stock of the Bank, the Company would be entitled to the net recoveries, if any, following the liquidation or sale of the Bank or its assets by the FDIC. However, at this time, the Company does not believe that any recovery will be realized.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

8.875% Subordinated Notes Due 2038

As of August 14, 2009, the Company had approximately $250 million 8.875% Subordinated Notes (the “Subordinated Notes”) outstanding pursuant to an Indenture, dated as of March 1, 2008 (the “Indenture”), by and between the Company and The Bank of New York Trust Company, N.A., a national banking association, as trustee (“Trustee”). The August 14, 2009 appointment of the FDIC as receiver of the Bank constitutes a triggering event, also termed an “Event of Default,” under the Indenture. Under the Indenture, an Event of Default occurs if, among other things, a receiver is appointed for the Company or any substantial part of its property, including the Bank. Upon such Event of Default, the principal amount of the Notes becomes immediately due and payable without any declaration or other action on the part of the Trustee or any holder of the Notes.

Floating Rate Junior Subordinated Deferrable Interest Debentures Due 2033

As of August 14, 2009, the Company had approximately $5.2 million Floating Rate Junior Subordinated Deferrable Interest Debentures Due 2033 (the “Debentures”) outstanding pursuant to an Indenture, dated as of March 26, 2003 (the “Indenture”), by and between the Company, as successor in interest to P.C.B. Bancorp, Inc., and U.S. Bank National Association, a national banking association, as trustee (“Trustee”). The August 14, 2009 appointment of the FDIC as receiver of the Bank constitutes a triggering event, also termed an “Event of Default,” under the Indenture. Under the Indenture, an Event of Default occurs if, among other things, a receiver is appointed for the Company or any substantial part of its property, including the Bank. Upon such Event of Default, the principal amount of the Debentures, together with any interest accrued but unpaid, becomes due only after the trustee or holders of not less than 25% in aggregate principal amount of the Debentures then outstanding, by notice in writing to the Company (and to the trustee if given by the holders of the Debentures), declare such principle and accrued interest immediately due and payable.

7.875% Preferred Securities

As of August 14, 2009, the Company had approximately $101.3 million 7.875% Preferred Securities (the “Securities”) outstanding pursuant to an Indenture, dated as of March 21, 2002, by and between the Company and The Bank of New York, a New York banking corporation, as trustee (“Trustee”) as supplemented by a Second Supplemental Indenture, dated as of September 16, 2003, by and between the Company and the Trustee (together, the “Indenture”). The August 14, 2009 appointment of the FDIC as receiver of the Bank constitutes a triggering event, also termed an “Event of Default,” under the Indenture. Under the Indenture, an Event of Default occurs if, among other things, a receiver is appointed for the Company or any substantial part of its property, including the Bank. Upon such Event of Default, the principal amount of the Securities, together with any interest accrued but unpaid, becomes due only after the trustee or holders of not less than 25% in aggregate principal amount of the Securities then outstanding, by notice in writing to the Company (and to the trustee if given by the holders of the Securities), declare such principle and accrued interest immediately due and payable.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard.

On August 17, 2009, the New York Stock Exchange (NYSE) announced that it had determined that the Company’s common stock (ticker symbol CNB) should be suspended immediately. In connection with its removal of the Company’s common stock, NYSE also announced the immediate suspension of the Colonial Capital Trust IV 7.875% Trust Preferred Securities (ticker symbol CNB.PRB) and The Colonial BancGroup, Inc. 8 7/8% Subordinated Notes due March 2038 (ticker symbol CSB). NYSE determined that the Company’s securities are no longer suitable for listing on NYSE due to the aforementioned closure of the Bank, the Company’s principal operating subsidiary. The Company does not intend to appeal the suspension or delisting decision and will file a Form 25-NSE with the Securities and Exchange Commission, which will remove the Company’s securities from listing and registration from NYSE.

Item 5.02.	Departure of Directors or Certain Officers.

On August 18, 2009, David B. Byrne, Jr. resigned as Executive Vice President, General Counsel, and Secretary of the Company.

Item 8.01.	Other Information.

As a result of the foregoing events, on August 17, 2009, the Company made the decision to cancel its Special Meeting of Shareholders originally scheduled for 10:00 a.m., Central Daylight Time, on Wednesday, September 2, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE COLONIAL BANCGROUP, INC

By	/s/ Lewis E. Beville
Lewis E. Beville Chief Executive Officer and President

Date: August 20, 2009

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